                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-26139


--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------

                                3,280,330 SHARES

                                  EXCITE, INC.

                                  COMMON STOCK

                             ----------------------

         All of the shares of Common Stock offered hereby are being sold by America Online, Inc. ("AOL"). Such shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, during up to four "permitted windows" which can occur during a period which will commence on the date on which the Registration Statement of which this Prospectus forms a part becomes effective and will end on March 27, 1999 or such earlier date when all of the securities offered hereby have been sold.
See "Plan of Distribution." No underwriting discounts or commissions are payable or applicable in connection with the sale of such shares. The Common Stock of Excite, Inc. (the "Company") is quoted on the Nasdaq National Market ("NNM") under the symbol "XCIT." The shares of Common Stock offered hereby will be sold from time to time at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. On April 25, 1997, the closing price of the Common Stock on the NNM was $7.88 per share.

         The shares of Common Stock offered hereby are issuable (i) upon conversion of 1,950,000 shares of Preferred Stock issued by the Company to AOL in connection with an asset acquisition transaction which was consummated on March 27, 1997 (the "Acquisition") pursuant to which the Company acquired certain assets relating to AOL's WebCrawler World Wide Web search and retrieval service and AOL provided certain related services to the Company, (ii) upon conversion of 680,330 shares of Preferred Stock issued in exchange for an equivalent number of shares of Common Stock held by AOL Ventures, Inc., a wholly-owned subsidiary of AOL ("AOL Ventures") pursuant to an exchange right exercisable until June 25, 1997 granted in connection with the Acquisition and a distribution agreement, and (iii) upon conversion of 650,000 shares of Preferred Stock issuable upon exercise of a warrant. The shares of Common Stock offered hereby represent approximately 21.9% of the Company's outstanding Common Stock (based on shares outstanding at March 31, 1997 and assuming conversion of all outstanding shares of Preferred Stock).

                             ----------------------

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 4.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                     PROCEEDS TO
                        PRICE TO THE   UNDERWRITING   PROCEEDS TO      SELLING
                         PUBLIC (1)      DISCOUNT       COMPANY     SHAREHOLDER(1)
                         ----------      --------       -------     --------------
PER SHARE . . . . .   see text above       none          none       see text above
TOTAL . . . . . . .   see text above       none          none       see text above

___________
(1) THE SHARES OF COMMON STOCK OFFERED HEREBY WILL BE SOLD FROM TIME TO TIME AT THE THEN PREVAILING MARKET PRICES, AT PRICES RELATING TO PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. THE COMPANY WILL PAY UP TO $50,000 IN EXPENSES RELATING TO THE INITIAL ISSUANCE OF THE PREFERRED STOCK AND THE REGISTRATION OF THE SHARES OFFERED HEREBY, ESTIMATED AT $30,000. ANY SUCH REMAINING EXPENSES SHALL BE BORNE BY AOL. SEE "PLAN OF DISTRIBUTION.

                THE DATE OF THIS PROSPECTUS IS June 11, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Company's Common Stock is quoted for trading on the NNM, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated therein by reference, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

         No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.





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                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

(a) The Company's annual report on Form 10-K, as amended by Form 10-K/A filed with the Commission for the fiscal year ended December 31, 1996.

(b) The Company's current report on Form 8-K filed with the Commission on April 2, 1997.

(c) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the fiscal year ended December 31, 1996 and prior to the termination of the offering contemplated hereby.

(d) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Robert C. Hood, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, Excite, Inc., 555 Broadway, Redwood City, California 94063; telephone number (415) 568-6000.

                                  THE COMPANY

                 The principal executive offices of the Company are located at 555 Broadway, Redwood City, California 94063, and its telephone number is (415) 568-6000. In this Prospectus, the term "Excite" or the "Company" refers to Excite, Inc., a California corporation and its subsidiaries, unless the context otherwise requires.





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                                  RISK FACTORS

         In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus.

EXTREMELY LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT AND ANTICIPATION OF CONTINUED LOSSES

         The Company was founded in June 1994 and commenced offering Excite services in October 1995. The McKinley Group, Inc. ("McKinley"), which was acquired by the Company in August 1996, originally began operations in December 1993 and generated only limited revenues prior to 1996. Accordingly, the Company has an extremely limited operating history upon which an evaluation of the Company and its current business can be based. The Company's business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Web and Web-based advertising markets. Specifically, such risks include, without limitation, the failure of the Company to maintain premier positions on certain high traffic Web access points such as those maintained by AOL, Microsoft and Netscape, the failure of the Company to anticipate and adapt to a developing market, the rejection of the Company's services by Web consumers and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on the Excite Network, development of equal or superior services or products by competitors, the failure of the market to adopt the Web as an advertising medium, reductions in market prices for Web-based advertising, the inability of the Company to effectively integrate the technology and operations of McKinley, the WebCrawler Assets or any other subsequently acquired businesses or technologies with its operations, and the inability to identify, attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks. The Company has achieved only limited revenues to date, has incurred significant operating losses since inception and as of March 31, 1997, the Company had an accumulated deficit of approximately $59.0 million. The Company has also experienced significant increases in operating losses on an annual and quarterly bases since inception. Although the Company has experienced significant revenue growth during 1996, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow. There can also be no assurance that any revenue growth that the Company experiences will be indicative of future operating results. In addition, the Company has increased, and plans to significantly increase further, its operating expenses in order to increase its sales and marketing efforts, fund greater levels of product development and increase its general and administrative costs to support the enlarged organization. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that the Company is unable to adjust operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. Given the level of planned expenditures, the Company anticipates that it will continue to incur operating losses through at least the end of 1997. The extent of these losses will be contingent on the amount of growth in the Company's advertising revenues which in turn depends on the factors noted above. Although the Company does not anticipate that its operating loss will continue to increase, there can be no assurance that operating losses will not increase in the future or that the Company will ever achieve or sustain profitability.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; UNPREDICTABILITY OF FUTURE
REVENUES

  As a result of the Company's extremely limited operating history, the Company has no meaningful historical financial data upon which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future advertising revenues and to a large extent are fixed. There can be no assurance that the Company will be able to accurately predict the levels of future advertising revenues, particularly in light of the intense competition for the sale of Web-based advertisements and the uncertainty as to the viability of the World Wide Web (the "Web") as an advertising medium, and the failure to do so would have a materially adverse effect on the Company's business, results of operations and financial condition. In addition, the Company derives substantially all of its revenues from the sale of advertising pursuant to short-term advertising contracts. As a result, quarterly sales and operating results are entirely dependent on advertising revenues received within the quarter, which are difficult to forecast, and are also dependent on the Company's ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. The cancellation or deferral of a small number of existing advertising contracts or the failure to obtain new advertising contracts in any quarter could materially and adversely affect the Company's business, results of operations and financial condition for such quarter. Furthermore, the Company derives advertising revenue based on the amount of traffic, or page views, on the Excite Network. Accordingly, any significant shortfall of traffic on the Excite Network in relation to the Company's expectations or the expectations of existing or potential advertisers, would have an immediate material adverse effect on the Company's business, results of operations and financial condition. In addition, certain of the Company's short-term advertising contracts require the Company to guarantee a minimum number of impressions. In the event that these minimum impressions are not met, the Company could be required to refund a portion of the fees from such advertisers. If the Company fails to meet this guaranteed number of impressions, the ability of the Company to sell advertising to new or existing advertisers could be adversely affected. See " -- Reliance on Advertising Revenues."

  The Company's operating results have varied on a quarterly basis during its limited operating history and the Company expects to experience significant fluctuations in future quarterly operating results. Such fluctuations have been and may in the future be caused by numerous factors, many of which are outside the Company's control, including, without limitation, specific economic conditions relating to the Internet and the Web, usage of the Web, demand for advertising on the Excite Network as well as demand for Web-based advertising in general, changes in advertising rates as a result of competition or otherwise, seasonal trends in advertising sales, the advertising budgeting cycles of advertisers, incurrence of charges in connection with the Company's distribution relationships with Netscape Communications Corporation ("Netscape"), AOL and other Internet service providers ("ISPs") and online service providers ("OSPs") or other third parties, demand for the Company's services, incurrence of costs relating to acquisitions of businesses or technologies, introduction or enhancement of services by the Company and its competitors, market acceptance of new services, delays in the introduction of services or enhancements by the Company or its competitors, changes in the Company's pricing policies or those of its competitors, mix of types of advertisements sold, such as the amount of targeted advertising sold as a percentage of total advertising sold, capacity constraints and dependencies on computer infrastructure and general economic conditions. In order to promote and maintain awareness of the Company's brands, the Company has in the past and may in the future significantly increase its advertising and/or promotion budgets for a particular quarter which could materially and adversely affect the Company's business, results of operations and financial condition for such period. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain other pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and financial condition. As a result, the Company believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter or quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be materially and adversely affected. See " -- Volatility of Stock Price."

DEPENDENCE ON NETSCAPE AND AOL


  The Company entered into agreements with Netscape in April 1996 pursuant to which the Company's Excite and McKinley brands were each one of the five "Premier Providers" on Netscape's "Net Search" page for a one year period in exchange for which the Company was required to make payments totaling $10.0 million in cash and advertising services over the term of the agreements. In March 1997, the Company entered into new agreements with Netscape which commenced in May 1997 whereby the Excite brand will be one of four "Premier Providers" and the Company's WebCrawler brand will be one of several "Marquee Providers" of search and navigation services accessible from Netscape's "Net Search" page. Under the terms of these new agreements, the Company is committed to make minimum aggregate payments of $8.25 million in cash and advertising services over the one year term of the agreements. If the Company were not able to enter into replacement agreements with Netscape with respect to its "Premier Provider" or "Marquee Provider" arrangements at the end of the term, the Excite Network could lose a significant portion of its traffic, and as a result, advertising revenues would be materially and adversely affected. In addition, if any replacement agreements with Netscape are on materially worse terms than those of the Company's current Premier Provider Agreement or Marquee Provider Agreement, there would be a material adverse effect on the Company's business, results of operations and financial condition.


  The Company has also entered into a five-year distribution agreement with AOL pursuant to which a co-branded version of Excite search and directory services are designated as the exclusive Web search and retrieval service for AOL for at least a two year period. Pursuant to this agreement, the Company and AOL share advertising revenues attributable to the co-branded service hosted on AOL. After the expiration of this initial two year exclusivity period, the parties can extend the exclusive arrangement only by mutual agreement. If the exclusivity period does not extend beyond the initial two year term, the co-branded service would become the "default" search and directory service on AOL, however, AOL could enter into a strategic relationship with a competitor of the Company or offer its own competing services. In such an event, the amount of the Company's advertising revenues could be materially and adversely affected. In addition, if the Company fails to satisfy certain technical, product feature and editorial criteria during the term of the agreement, if the Company and AOL fail to renew this agreement upon the expiration of the five year term, or if any renewal is on materially worse terms than the initial agreement with AOL, there could be a material adverse effect on the Company's business, results of operations and financial condition. As a result of its implementation of a flat- rate pricing program, there have been numerous reports in the press and potential litigation regarding, among other things, AOL's capacity to handle a large number of subscribers. There can be no assurance that AOL will not experience a decline in the number of its subscribers as a result of these reports or as a result of the problems reported. The Company's operating results could be adversely affected if AOL, for any reason, were to lose significant market share, experience a significant decrease in the number of its subscribers, or a significant decrease in the number of its subscribers utilizing AOL for their Web search and retrieval needs. In addition, any decline in the number of AOL subscribers could adversely affect the amount of traffic on the Excite Network. See " -- Acquisition Strategy; Integration of Past and Future Acquisitions."

RELIANCE ON ADVERTISING REVENUES

  There is a lack of proven business models for companies like Excite which rely substantially upon the sale of advertisements on the Web. The Company's current business model, which evolves as the Web develops, is based on deriving substantially all of its revenues from selling advertising space on its





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



network as consumers utilize the Company's services for their Web search and retrieval needs. A majority of the Company's advertising customers purchase advertisements on a short-term basis. There can be no assurance that current advertisers will continue or increase the level of, or that potential new advertisers will purchase, advertisements on the Excite Network. The Company's ability to generate significant advertising revenues will depend, among other things, on advertisers' acceptance of the Web as an effective and sustainable advertising medium, the development of a large base of users of the Company's services possessing demographic characteristics attractive to advertisers and the ability of the Company to develop and update effective advertising delivery and measurement systems. The Company believes that establishing and maintaining the Excite and WebCrawler brands is a critical aspect of developing a large user base and that the importance of brand recognition will increase as competition increases. In addition, there is intense competition in the sale of advertising on the Web, resulting in a wide range of rates quoted and a variety of pricing models offered by different vendors for a variety of advertising services which makes it difficult to project future levels of advertising revenues and rates. It is also difficult to predict which pricing models will be adopted by the industry or advertisers. For example, advertising rates based on the number of "click throughs" from the Company's network to the advertiser's pages, instead of rates based solely on the number of impressions, would materially adversely affect the Company's revenues. Moreover, "filter" software programs that limit or remove advertising from a Web user's desktop are available. Widespread adoption of such software by users could have a material adverse effect upon the viability of advertising on the Web. Accordingly, there can be no assurance that the Company will be successful in generating significant future advertising revenues, and a failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition. See "-- Developing Market; Validation of the Web as an Effective Advertising Medium," "-- Intense Competition" and "--Technological Change; Dependence on New and Enhanced Services; Risk of Delays."

ACQUISITION STRATEGY; INTEGRATION OF PAST AND FUTURE ACQUISITIONS

  The Company has in the past and may, in the future, acquire businesses, technologies, services, product lines, content databases, or access to content databases that are complementary to the Company's business. In August 1997, the Company completed the acquisition of McKinley and in March 1997, the Company closed the acquisition of the WebCrawler Assets from AOL (the "Acquisition").

  Although the Company believes that its previous acquisitions were in the best interests of the Company and its shareholders, acquisitions involve a number of special risks. For example, the assimilation of McKinley's and the Company's operations required, among other things, the integration of service offerings, coordination of the research and development and sales and marketing efforts of the two companies, the assumption by the Company of approximately $10.0 million in liabilities, the addition of approximately 50 personnel and the distraction of the Company's management from the day-to-day business of the Company. The Company could face similar integration issues with respect to the Acquisition. There can also be no assurance that a given acquisition, if consummated, would not have a material adverse effect on the Company's business, results of operations and financial condition.

DEVELOPING MARKET; VALIDATION OF THE WEB AS AN EFFECTIVE ADVERTISING MEDIUM

  The market for the Company's services has recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed services and products for use on the Web or who seek to derive significant revenues from the sale of advertisements on the Web. As a result, the Company's mix of services and advertising packages may undergo substantial changes as the Company reacts to competitive and other developments in the overall Web market. The Company is highly dependent upon the increased use of the Web for information, publication, distribution and commerce. In particular, the Web is an unproven medium for advertising supported services. Accordingly, the Company's future operating results will depend substantially upon





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the increased use of the Web for information, publication, distribution and commerce and the emergence of the Web as an effective advertising medium. Many of the Company's advertisers have only limited experience with the Web as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to Web-based advertising, and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. For instance, advertisers of consumer products have not yet engaged in significant advertising on the Web and may not do so in the future. No standards have been widely accepted for the measurement of the effectiveness of Web-based advertising, and there can be no assurance that such standards will develop sufficiently to support the Web as an effective advertising medium. Moreover, critical issues concerning the commercial use of the Web (including security, reliability, cost, ease of use, access, quality of service and acceptance of advertising) remain unresolved and may impact the growth of Web use or the placement of advertisements on the Web. If widespread commercial use of the Web does not develop, or if the Web does not develop as an effective advertising medium, the Company's business, results of operations and financial condition will be materially and adversely affected. See " -- Reliance on Advertising Revenues," "-- Risk of Capacity Constraints; Dependence on Computer Infrastructure" and " -- Dependence on the Web Infrastructure."

INTENSE COMPETITION

  The market for Web advertising and Web search and retrieval services is intensely competitive. The Company believes that the principal competitive factors in these markets are name recognition, amount of user traffic, pricing, performance, ease of use and functionality. The Company's primary competitors are Web search and retrieval companies such as Infoseek Corporation, Lycos, Inc., and Yahoo!, Inc. and specific search and retrieval services and products offered by other companies, including Digital Equipment Corporation's Alta Vista, HotWired Venture's and Inktomi's HotBot, and OpenText. The Company also competes indirectly with Web content broadcasting services, such as The PointCast Network's PointCast, and with services from other database vendors, such as Lexis/Nexis, Dialog and other companies that offer information search and retrieval capabilities with their core database products. In the future, the Company may encounter competition from ISPs, OSPs, Web site operators, providers of Web browser software (such as Netscape or Microsoft) and other Internet services and products that incorporate search and retrieval features into their offerings, whether through internal development or by acquisition of one or more of the Company's direct competitors.

  In addition, the Company also competes with ISPs, OSPs, Web browsers and other Web content providers for the sale of advertisements. The Company believes that the number of companies relying on fees from Web-based advertising has increased substantially during the past year. Accordingly, the Company may face increased pricing pressure for the sale of advertisements on its network, which would have a material adverse effect on the Company's business, results of operations and financial condition. Companies offering advertising-supported services on the Web have also begun to compete with other providers of Web content and services for user traffic and the number of page views on their Web sites. As a result, many providers of Web services have been entering into distribution arrangements, co-branding arrangements, content arrangement and other strategic partnering arrangements with ISPs, OSPs, Web browsers, operators of high traffic Web sites and other businesses in an attempt to increase traffic and page views, and thereby making their Web sites more attractive to Web advertisers. To the extent that direct competitors or other Web site operators are able to enter into successful strategic relationships, these competitors and Web sites could experience increases in traffic and page views, which could have the effect of making these Web sites appear more attractive to advertisers, which could materially and adversely affect the amount of advertisements sold on the Company's network and the Company's business, results of operations and financial condition would be materially and adversely affected.





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  Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories in the Web market, greater name recognition, larger customer bases and databases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, there can be no assurance that the Company's competitors will not develop Web search and retrieval services that are equal or superior to those of the Company or that achieve greater market acceptance than the Company's offerings in the area of name recognition, performance, ease of use and functionality. There can also be no assurance that ISPs, OSPs, Web browsers and other Web content providers will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, a number of the Company's current advertising customers and strategic partners also have established collaborative relationships with certain of the Company's competitors and a number of the Company's competitors have established collaborative relationships with ISPs, OSPs and other Web content providers. Accordingly, there can be no assurance that the Company will be able to retain a customer base of advertisers, maintain or increase traffic on its network, that competitors will not experience greater growth in traffic than the Company as a result of such relationships, which could have the effect of making their Web sites more attractive to advertisers or that strategic partners will not sever or will elect to renew their agreements with the Company. There can also be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

  The Web, in general, and the Company, specifically, also must compete with traditional advertising media such as print, radio and television for a share of advertisers' total advertising budgets. To the extent that the Web is not an effective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to the Web. See " -- Reliance on Advertising Revenues" and " -- Developing Market; Validation of the Web as an Effective Advertising Medium."

TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW AND ENHANCED SERVICES; RISK OF DELAYS

  The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need of companies from a multitude of industries to offer Web-based products and services. Accordingly, the Company's future success will depend on its ability to adapt to rapidly changing technologies, its ability to adapt its services to evolving industry standards and its ability to continually improve the performance, features and reliability of its network in response to both evolving demands of the marketplace and competitive service and product offerings. The failure of the Company to adapt to such changes and evolution would have a materially adverse effect on the Company's business, results of operations and financial condition.

  Because the attractiveness of the Excite Network to advertisers is based substantially upon the amount of traffic on the Excite Network, broad acceptance of the Excite Network by consumers is critical to the Company's future success. The Company's business model contemplates offering a variety of Web-related services. Some of these services have been recently introduced, including its Excite Live!, Excite NewsTracker, ExciteSeeing Tours and Excite Reference services. Failure of the Company to successfully design, develop, test, introduce and market such new services or the failure of the Company's recently introduced services to achieve market acceptance could result in reduced traffic on the Excite Network. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of these services, or that its new services and enhancements will adequately meet the requirements of the marketplace and achieve any degree of significant market acceptance. Furthermore, existing services or new releases by the Company, whether improved versions of existing services or introductions of new services, may contain undetected errors that require significant design modifications, resulting in a loss of consumer confidence and consumer support. Delays in the commencement of or errors contained in new services and enhancements may result in customer dissatisfaction and delay or loss of advertising revenue. If the Company is unable, for technological or other reasons, to develop and introduce new services or enhancements in a timely manner in accordance with its business model or in response to changing market conditions or consumer requirements, or if the recently introduced services or enhancements contain errors or do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected.

MANAGEMENT OF GROWTH

  The rapid execution necessary for the Company to successfully offer services and implement its business plan requires an effective planning and management process. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. As of March 31, 1997, the Company had grown to 206 employees from 38 employees at March 1, 1996. As a result of the acquisition of McKinley by the Company in August 1996, the Company added approximately 50 employees. The Company expects that the number of its employees will significantly increase over the next 12 months. In addition, the Company has recently hired, and expects to continue to hire, a number of new executive officers. The Company's financial and management controls, reporting systems and procedures are also very limited. Although the Company has implemented controls, systems and procedures, it has limited experience with such controls, systems and procedures. The Company still must improve its financial and management controls, reporting systems and procedures and expand, train and manage its work force. Further, the Company is required to manage multiple relationships with various customers, strategic partners and other third parties. These requirements will be exacerbated in the event of further growth in the Company or in the number of its third-party relationships. Although the Company believes that it has made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. The Company's future operating results will also depend on its ability to expand its sales and marketing organization and expand its support organization commensurate with the growth of its business and the Web. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially and adversely affected.

DEPENDENCE ON THIRD-PARTY RELATIONSHIPS

  The Company is currently and will be in the future significantly dependent on a number of third-party relationships to create traffic, provide content on the Excite Network and to make it more attractive to advertisers and consumers. These relationships include arrangements relating to the positioning of the Excite Network on Web browsers such as those offered by Netscape and Microsoft and agreements with ISPs and OSPs such as AOL and Microsoft and also include arrangements for providing content for certain services offered by the Company. The Company is also generally dependent on other Web site operators that provide links to the Excite Network. Most of these arrangements do not require future minimum commitments to use the Company's services, to provide access or links to the Excite Network or to provide content to the Company, are not exclusive and are short-term or may be terminated at the convenience of the other party. Moreover, the Company does not have agreements with many Web site operators who provide links to the Excite Network, and such Web site operators may terminate such links at any time without notice to the Company. In addition, there can be no assurance that such third parties regard their relationship with the Company as important to their own respective businesses and operations, that they will not reassess their commitment to the Excite Network at any time in the future, or that they will not develop their own competitive services or products, either during their relationship with the Company or after their relationship with the Company expires. Further, there can be no assurance that the services of those companies that provide access or links to the Excite Network will achieve market acceptance or commercial success. Accordingly, there can be no assurance that the Company's existing relationships will result in sustained business partnerships, successful service offerings, or the generation of significant traffic on the Excite Network or significant revenues for the Company.

  The Company believes that certain of its third-party relationships are important to its ability to attract traffic and advertisers. The failure of one or more of the third-party relationships which the Company regards as strategic to achieve or maintain market acceptance or commercial success or the termination of one or more of such strategic relationships could significantly reduce traffic on the Excite Network, which would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the termination of, or the failure of the Company to renew, the Company's position on a Web browser or its relationship with an ISP or OSP would significantly reduce traffic on the Company's Web sites which would also have a material adverse effect on the Company's business, results of operations and financial condition. See "-- Dependence on Netscape and AOL."

RISK OF CAPACITY CONSTRAINTS; DEPENDENCE ON COMPUTER INFRASTRUCTURE

  The Company is dependent on its ability to generate a high volume of traffic to the Excite Network. Accordingly, the performance of the Excite Network is critical to the Company's reputation, its ability to attract advertisers and to achieve market acceptance of the network. Any system failure that causes interruptions in the availability or increases response time of the Company's services could reduce user satisfaction and traffic to the Excite Network and, if sustained or repeated, would reduce the attractiveness of the Excite Network to advertisers and consumers. An increase in the volume of searches conducted through the Excite Network could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures. In addition, as the amount of Web pages and traffic increases, there can be no assurance that the Excite Network will be able to scale proportionately. The Company is also dependent upon Web browsers, ISPs, OSPs and other Web site operators, which have experienced significant outages in the past, for access to its network, and consumers have experienced difficulties due to system failures unrelated to the Company's systems and services. Additional difficulties could also materially and adversely affect consumer and advertiser satisfaction. The Company is also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its services. In addition, in order to improve performance, the Company may have to make substantial investments to deploy one or more copies of its Web sites in order to mirror its online resources. To the extent that the capacity restraints described above are not effectively addressed by the Company, such constraints would have a material adverse effect on the Company's business, results of operations and financial condition.

  Substantially all of the Company's communications hardware and certain of its computer hardware operations are located at leased facilities in Redwood City, California, an area susceptible to earthquakes. The Company has experienced system failures or outages from time to time in the past, which have disrupted the operation of the Excite Network. There can be no assurance that a system failure at these locations would not adversely affect the performance of the Excite Network. These systems are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have a disaster recovery plan. Although the Company carries property and business interruption insurance with low coverage limits, its coverage may not be adequate to compensate the Company for all losses that may occur. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessations in service to users of the Excite Network. The occurrence of any of these risks could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON THE WEB INFRASTRUCTURE

  The success of the Excite Network will depend in large part upon the development of a Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, or timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and online exchange of information on the Web and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace. The Web has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of activity or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace will be developed, or, if they are developed, that the Web will become a viable commercial marketplace for services such as those offered by the Company. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, the Company's business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace, there can be no assurance that the Company will not be required to incur substantial expenditures in order to adapt its services to changing Web technologies, which could have a material adverse effect on the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Web. However, due to the increasing popularity and use of the Web, it is possible that a number of laws and regulations may be adopted with respect to the Web, covering issues such as user privacy, pricing, characteristics and quality of products and services. For example, the Company may be subject to the provisions of the recently enacted Communications Decency Act (the "CDA"). Although the constitutionality of the CDA, the manner in which the CDA will be interpreted and enforced and its effect on the Company's operations cannot be determined, it is possible that the CDA could expose the Company to substantial liability. The CDA could also dampen the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, and could, thereby, have a material adverse effect on the Company's business, results of operations and financial condition. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. In addition, several telecommunications carriers are seeking to have telecommunications over the Web regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers Telecommunications Association ("ACTA") has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions are granted, or the relief sought therein is otherwise granted, the costs of communicating on the Web could increase substantially, potentially slowing the growth in use of the Web. The adoption of any additional laws or regulations may decrease the growth of the Web, which could in turn decrease the demand for the Excite Network and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Web of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain and will take years to resolve. Any such new legislation or regulation or application or interpretation of existing laws could have a material adverse effect on the Company's business, results of operations and financial condition.

  Due to the global nature of the Web, it is possible that, although transmissions of the Excite Network originate in the State of California, the governments of other states and foreign countries might attempt to regulate the Company's transmissions or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition.

LIABILITY FOR INFORMATION RETRIEVED FROM THE WEB

  Because materials may be downloaded through the services offered by the Company and be subsequently distributed to others, there is a potential that claims may be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such types of claims have been brought, and sometimes successfully pressed, against OSPs and ISPs in the past. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition.

VOLATILITY OF STOCK PRICE

  The market price of the Company's Common Stock is highly volatile and is subject to wide fluctuations (for example, during the past six months, the high and low closing prices of the Common Stock were $21.13 and $5.50, respectively) in response to quarterly variations in operating results, announcements of technological innovations or new services by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. Upon the effectiveness of the Registration Statement of which this Prospectus is a part there will be a significantly larger number of shares available for public resale, which could exert downward pressure on the trading
price of the Common Stock.   In addition, the stock market has experienced
significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If brought, such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1997 by AOL. AOL acquired beneficial ownership of the shares of Common Stock offered hereby in connection with the Acquisition and in connection with a distribution agreement. Except as described below, AOL has not had any position, office or other material relationship with the Company within the past three years. The following table assumes that AOL sells all of the shares held by it in this offering. The Company is unable to determine the exact number of shares that will actually be sold.

         Certain assignees of AOL, if any, who acquire shares of Common Stock of the Company from AOL and satisfy certain conditions are entitled to the same registration rights as AOL. If any such assignee wishes to sell shares hereunder, this Prospectus will be amended or supplemented to name such assignee as a selling shareholder.


                                       Shares Beneficially                  Shares Beneficially
                                     Owned Prior to Offering                Owned After Offering
                                     -----------------------                --------------------
                                                              Shares Being
Name                                    Number     Percent      Offered       Number     Percent
----                                    ------     -------      -------       ------     -------
America Online, Inc. (1)              3,280,330     21.9%      3,280,330       0           *

_________________
(1) Includes (i) 1,250,000 and 700,000 shares of Series E-1 and E-2 Preferred Stock, respectively, issued to AOL in connection with the Acquisition, (ii) 680,330 shares of Series E-4 Preferred Stock to be issued to AOL Ventures upon exercise of its right, for a period of 90 days following the closing of the Acquisition, to exchange 680,330 shares of Common Stock beneficially owned by it for an equivalent number of shares of Series E-4 Preferred Stock, and (iii) 650,000 shares of Series E-3 Preferred Stock issuable upon exercise of a warrant (the "AOL Warrant") held by AOL Ventures. All of the shares of Series E Preferred Stock are convertible into Common Stock on a one-for-one basis. All shares of the Series E Preferred Stock beneficially owned by AOL are subject to the terms of a Voting Trust Agreement in the event that, under California law, a separate class vote of the Series E Preferred Stock is required to be taken. See " -- Voting Trust." Mr. Case, a director of the Company, is the President, Chief Executive Officer and a director of AOL. Mr. Case's and AOL's address is 22000 AOL Way, Dulles, Virginia 20166.

         The Company believes AOL has sole voting and sole investment power with respect to all shares beneficially owned by it. Shares of Common Stock subject to warrants or Preferred Stock that are currently exercisable or convertible or are exercisable or convertible within 60 days of March 31, 1997 are deemed to be outstanding and beneficially owned by AOL for the purpose of computing the percentage ownership of AOL in the above table.

         On March 8, 1996, the Company sold shares of its Series D Preferred Stock to AOL, which shares were subsequently converted into 621,506 shares of Common Stock, for an aggregate purchase price of $5.0 million. As a result of the issuance of the Series D Preferred Stock, the Company believes that AOL became an affiliate of the Company. In connection with the purchase of Series D Preferred Stock, AOL agreed not to acquire beneficial ownership of more than 20% of the outstanding securities of the Company without the Company's consent for a five year period. At the time of its purchase of Series D Preferred Stock, AOL purchased a warrant which was exercisable into 650,000 shares of Common Stock at an exercise price of $8.00 per share, which has since been amended to be exercisable into an equivalent number of shares of Series E-3 Preferred Stock. AOL purchased an aggregate of 58,824 shares of Common Stock in the Company's initial public offering.

         On November 25, 1996, the Company, AOL and a wholly-owned subsidiary of AOL entered into an Acquisition Agreement (the "Acquisition Agreement") pursuant to which the Company agreed to acquire the WebCrawler Assets from AOL. The closing under the Acquisition Agreement occurred in March 1997. In addition, the Company entered into a Technology License, Distribution, Services and Co-Marketing Agreement (the "Distribution Agreement") with AOL. In consideration of the Acquisition and the rendering of certain services to the Company the Company issued to AOL 1,250,000 and 700,000 shares of its Series E-1 and Series E-2 Preferred Stock, respectively. In addition, as part of the transactions contemplated by the Acquisition Agreement and the Distribution Agreement (i) AOL has the right, for a 90-day period following March 27, 1997, to have the 680,330 shares of Common Stock beneficially owned by AOL canceled and an equivalent number of shares of Series E-4 Preferred Stock issued to it, and (ii) the AOL Warrant, which previously was exercisable into 650,000 shares of Common Stock at an exercise price of $8.00 per share, was amended to become exercisable into 650,000 shares of Series E-3 Preferred Stock at the same exercise price per share. In addition, the expiration date of the AOL Warrant was amended so that the expiration date with respect to 325,000 shares of the Series E-3 Preferred Stock, will be September 30, 1997 and the expiration date for the remaining shares will remain March 8, 2001.


         The Acquisition was recorded by the Company for accounting purposes as of December 1, 1996 and was valued at $16.1 million. Pursuant to the Distribution Agreement, the Company will be the exclusive provider of Web search and directory services to AOL's customers for a minimum of two years. After the initial two-year exclusivity period, either party may elect to terminate the exclusivity arrangement by prior written notice. In the event of such a termination, a co-branded version of Excite's search and directory service will be the "default" search and directory service for AOL. The Distribution Agreement has a term of five years and can be renewed by AOL for an additional five year period and provides that the Company will receive a share of revenues generated on the AOL search and directory site, with AOL incurring all hosting, advertising and selling expenses. In addition, after the term of the Distribution Agreement, AOL will have a non-exclusive, non-transferable license to any navigation service owned or controlled by Excite for successive one-year periods at "customary fair market rates" and other terms to be mutually agreed upon by the Company and AOL. See "Risk Factors -- Acquisition Strategy; Integration of Past and Future Acquisitions."

         So long as AOL holds at least 1,315,165 shares of Series E Preferred Stock, AOL shall be entitled to elect one member of the Board.

         In connection with the Acquisition and the Distribution Agreement, AOL was granted certain registration rights with respect to all of the shares of Common Stock owned or issuable to AOL (the "AOL Registrable Securities"). The Registration Statement, of which this Prospectus is a part, represents the "shelf" registration statement (the effectiveness of which must be maintained for up to two years) and provides for the resale by AOL of all of the securities during certain "permitted windows" of all of the Common Stock beneficially owned by AOL and in accordance with the manner of sale provisions set forth in Rule 144 under the Securities Act. The Company has the right to delay the shelf registration, or the sale of such securities under such shelf registration, for up to 60 or 90 days under certain circumstances. All expenses in connection with the shelf registration will be borne by the Company. See "Plan of Distribution."

         In addition, upon the request of AOL the Company must file a registration statement on Form S-3 during such period that Form S-3 is available to the Company (an "S-3 Registration"), subject to certain conditions. The Company has the right to delay any S-3 Registration for up to 60 days under certain circumstances. The Company is required to effect only two S-3 Registrations. All expenses (including registration and qualification fees, printers' and accounting fees and fees and disbursements of counsel for the Company) incurred in connection with such registrations will be borne by AOL.

         AOL has certain "piggyback" registration rights. All expenses incurred in connection with any piggyback registrations on behalf of AOL (other than the underwriters' and brokers' discounts and commissions) will be borne by the Company.

         The Company's obligation to register such securities beneficially owned by AOL will terminate upon the earlier of (i) the time that all such securities have been registered and sold or (ii) such time as all such securities held by AOL may be sold within a three month period under Rule 144.


         The Company and AOL have entered into a Voting Trust Agreement (the "Voting Trust") with respect to the shares of Series E Preferred Stock issued (or to be issued upon exercise of a warrant) to AOL in connection with the Acquisition and the entering into of a Distribution Arrangement. The Voting Trust provides that all of such shares shall be deposited into a voting trust such that in the event that California law should require a separate class vote of the Preferred Stock owned by AOL, such shares are to be voted consistently with the majority of the Company's Common Stock. The trustee under the Voting Trust is Richard B. Redding, the Company's Vice President, Finance and Administration. His address is c/o Excite, Inc., 555 Broadway,
Redwood City, California 94063. The Voting Trust will terminate upon the earlier to occur of (i) the date on which AOL no longer holds shares of Preferred Stock; (ii) the effective date of any merger, consolidation, exchange or other reorganization where the Company is not the surviving corporation;
(iii) the dissolution of the Company; or (iv) ten years from the date of the creation of the Voting Trust.

                              PLAN OF DISTRIBUTION

         In connection with the Acquisition and the Distribution Agreement, AOL entered into a Registration Rights Agreement (the "Agreement") with the Company. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Agreement. To the Company's knowledge, AOL has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers that will participate in the offering.

         The shares of Common Stock covered hereby may be offered and sold from time to time by AOL during one of four "Permitted Windows." A "Permitted Window" is a period of 30 consecutive calendar days commencing upon receipt by AOL of Excite's written confirmation to AOL in response to AOL's written notice to the Company of its intention to sell under this Prospectus (a "Notice of Resale") that this Prospectus may be used for resales. There must be a 90 day interval between any two Permitted Windows. Under certain circumstances, the Company has the ability to suspend the use of this Prospectus during any Permitted Window. AOL will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the NNM or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer engaged by AOL will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Company has been advised by AOL that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by AOL may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from AOL in amounts to be negotiated immediately prior to the sale.

         In connection with distributions of the shares or otherwise, AOL may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with AOL. AOL may also sell shares short and redeliver the shares to close out such short positions. AOL may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. AOL may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this Prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from AOL in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The first $50,000 of costs, expenses and fees in connection with the fairness hearing previously held by the California Department of Corporations, the preparation and filing of the Registration Statement of which this Prospectus is a part and in connection with each Permitted Window will be borne by the Company. Thereafter, all such costs, expenses and fees will be borne by AOL. Commissions and discounts, if any, attributable to the sales of the shares will be borne by AOL. AOL may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Under the Agreement, the Company and AOL have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         AOL has advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with the applicable provisions under Regulation M under the Securities Exchange Act of 1934, as amended ("Regulation M") and, in connection therewith, AOL has agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under Regulation M. AOL has also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

         Rules 102 and 103 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 under the Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         This offering will terminate on the earlier of (a) the period described in the previous paragraph during which the Company is required to maintain the effectiveness of the Registration Statement of which this Prospectus forms a part; or (b) the date on which all shares offered hereby have been sold by AOL. There can be no assurance that AOL will sell any or all of the shares of Common Stock offered hereby.

         Upon the occurrence of any of the following events, this Prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made: (a) to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the Prospectus, (b) if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the Prospectus, (c) if AOL sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the Prospectus and (d) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus.

                                 LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306. Members of the firm of Fenwick & West LLP own an aggregate of 20,588 shares of Common Stock of the Company.

                                    EXPERTS

         The consolidated financial statements of Excite, Inc. incorporated by reference in the annual report (Form 10-K, as amended by Form 10-K/A) of Excite, Inc. for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The report as to the years 1995 and 1994 is based in part on the report of Price Waterhouse LLP, independent accountants. The financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of The McKinley Group, Inc. for the years ended December 31, 1995 and 1994, not separately presented in Excite's Annual Report on Form 10-K, as amended by Form 10-K/A, have been audited by Price Waterhouse LLP, independent accountants, whose report thereon appears therein. Such financial statements, to the extent they have been included in the consolidated financial statements of Excite, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

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                                  EXCITE, INC.





                              3,280,330 Shares of
                                  Common Stock





                              ____________________

                                   PROSPECTUS
                              ____________________





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